UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of Earliest Event Reported): September 25, 2020

REXNORD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware		001-35475	20-5197013
(State or Other Jurisdiction of Incorporation or Organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

511 W. Freshwater Way			53204
Milwaukee,	Wisconsin
(Address of Principal Executive Offices)			(Zip Code)

(414) 643-3739
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock $.01 par value	RXN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On September 25, 2020, certain subsidiaries of Rexnord Corporation (the “Company”) entered into an accounts receivable securitization facility (the “New Securitization”) with Mizuho Bank, Ltd. (“Mizuho”), as more fully described below. The New Securitization replaced the Company’s previous $100.0 million accounts receivable securitization facility with Wells Fargo & Company (the “Previous Securitization”), which was scheduled to expire in December 2020.

As part of the New Securitization, Rexnord Industries, LLC, Zurn Industries, LLC, Zurn PEX, Inc., Precision Gear LLC, Centa Corporation and Cambridge International, Inc. (collectively, the “Originators”) have agreed, pursuant to an Amended and Restated Receivables Sale and Servicing Agreement, dated as of September 25, 2020 (the “Sale Agreement”), to sell all of their existing and future accounts receivable and related assets to Rexnord Funding LLC (“Rexnord Funding”), a bankruptcy-remote special purpose entity, in exchange for cash, subordinated notes and letters of credit. The Originators and Rexnord Funding intend for the transactions contemplated by the Sale Agreement to constitute true sales to Rexnord Funding by the respective Originators. In addition to being an Originator, Rexnord Industries, LLC is also the current servicer under the Sale Agreement.
Concurrently with the execution of the Sale Agreement, Rexnord Funding entered into a Receivables Funding and Administration Agreement (the “Funding Agreement”) with Mizuho, as a lender and administrative agent. Pursuant to the Funding Agreement, Rexnord Funding granted Mizuho a security interest in all of its current and future receivables and related assets in exchange for a credit facility permitting borrowings of up to a maximum aggregate amount of $100.0 million outstanding from time to time. Such borrowings will be used by Rexnord Funding to finance purchases of accounts receivable from the Originators pursuant to the Sale Agreement. The amount of advances available will be determined based on advance rates relating to the eligibility of the receivables held by Rexnord Funding at that time. Advances bear interest based on LIBOR plus 1.30% per annum. The last date on which advances may be made is September 24, 2021, with a six-month extension option, unless the maturity of the New Securitization is otherwise accelerated. In addition to other customary fees associated with financings of this type, Rexnord Funding pays an unused line fee of 0.40% per annum to Mizuho based on any unused portion of the New Securitization.

The Funding Agreement contains representations and warranties, affirmative and negative covenants, and events of default that are customary for financings of this type. Although currently unrated, Mizuho has the right to seek a rating for all or a portion of the aggregate borrowings under the New Securitization.

The New Securitization constitutes a “Permitted Receivables Financing” under the Company’s existing credit agreement and a “Qualified Receivables Financing” under the indenture governing the Company’s outstanding senior notes. The New Securitization does not qualify for sale accounting under Accounting Standards Codification Topic 860, Transfers and Servicing. Any borrowings under the New Securitization will be accounted for as secured borrowings on the Company’s consolidated balance sheets. Financing costs associated with the New Securitization will be recorded within “Interest expense, net” in the consolidated statements of operations if revolving loans or letters of credit are obtained under the New Securitization.

The summary of the New Securitization described above is qualified in its entirety by reference to the Sale Agreement and the Funding Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 1.02     Termination of a Material Definitive Agreement.

On September 25, 2020, as discussed in Item 1.01 above, the Company entered into the New Securitization in order to replace its Previous Securitization, which was scheduled to expire on December 30, 2020. On July 10, 2020, as reported in the Company’s Form 10-Q for the quarterly period ended June 30, 2020, the Company repaid all remaining principal under the Previous Securitization, with related interest paid in August 2020.

Item  9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Amended and Restated Receivables Sale and Servicing Agreement, entered into as of September 25, 2020, by and among each of the originators signatory thereto from time to time, Rexnord Industries, LLC in its capacity as servicer thereunder and Rexnord Funding LLC, as buyer.

10.2
Receivables Funding and Administration Agreement, entered into as of September 25, 2020, by and among Rexnord Funding LLC as the borrower, the financial institutions signatory thereto from time to time as lenders, and Mizuho Bank, Ltd., as a lender and as administrative agent for the lenders thereunder.

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SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, Rexnord Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 25th day of September, 2020.

REXNORD CORPORATION

By:	/S/ Patricia M. Whaley
Patricia M. Whaley
Vice President, General Counsel and Secretary

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